CORNERCAP SMALL-CAP VALUE FUND

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

AMENDED AND RESTATED AGREEMENT made this 31st day of May, 2007, by and between The CornerCap Group of Funds, a Massachusetts business trust (the “Trust”) and CornerCap Investment Counsel, Inc. (the "Advisor") for the CornerCap Small-Cap Value Fund (the “Fund”).

In consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is hereby agreed by and between the parties hereto as follows:

1.

In General

The Advisor agrees to act as investment advisor to the Fund with respect to the investment of its assets and to supervise, manage, and arrange the purchase and sale of securities held in the Fund’s portfolio and generally administer the Fund’s assets.

2.

Duties and Obligation of the Advisor with respect to Management of the Fund

(a)

Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Fund, the Advisor shall:

(i)

Decide what securities shall be purchased or sold by the Fund and when; and

(ii)

Arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund.

(a)

Any investment purchases or sales made by the Advisor shall at all times conform to, and be in accordance with, any requirements imposed by: (1) the provisions of the Investment Company Act of 1940 (the “Act”) and any of the rules or regulations in force thereunder; (2) any other applicable provisions of law; (3) the provisions of the Declaration of Trust and By-Laws of the Fund as amended from time to time; (4) any policies and determinations of the Board of Trustees of the Fund; and (5) the fundamental policies of the Fund, as reflected in its registration statement under the Act, or as amended by the shareholders of the Fund.

(b)

The Advisor shall give the Fund the benefit of its best judgment and effort in rendering services thereunder, but the Advisor shall not be liable for any loss sustained by reason of the purchase, sale or retention of any security, whether or not such purchase, sale or retention shall have been based upon its own investigation and research or upon investigation and research made by any other individual, firm or corporation shall have been selected in good faith.  Nothing contained herein shall, however, be construed to protect the Advisor against any liability to the Fund or its security holders by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the Agreement.

(c)

Nothing in this agreement shall prevent the Advisor or any affiliated person (as defined in the Act) of the Advisor from acting as investment advisor or manager and/or principal underwriter for any other person, firm or corporation and shall not in any way limit or restrict the Advisor or any such affiliated person from buying, selling, or trading any securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which, in its judgment, will adversely affect the performance of its obligation to the Fund under this Agreement.

(d)

It is agreed that the Advisor shall have no responsibility or liability for the accuracy or completeness of the Fund’s Registration Statement under the Act or the Securities Act of 1933 except for information supplied by the Advisor for inclusion therein.  The Fund agrees to indemnify the Advisor to the full extent permitted by the Fund’s Declaration of Trust.

3.

Broker-Dealer Relationships

In connection with its duties set forth in Section 2(a)(ii) of this Agreement to arrange for the purchase and the sale of securities held in the portfolio of the Fund by placing purchase and sale orders for the Fund, the Advisor shall select such broker dealers (“broker”) as shall, in the Advisor’s judgment, implement the policy of the Fund to achieve “best execution”, i.e. prompt and efficient execution at the most favorable securities price.  In making such selection, the Advisor is authorized to consider the reliability, integrity and financial condition of the broker.  The Advisor is also authorized to consider whether the broker provides brokerage and/or research services to the Fund and/or other accounts of the Advisor. The commissions paid to such brokers may be higher than another broker would have charged if a good faith determination is made by the Advisor that the commission is reasonable in relation to the services provided, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities as to the account as to which it exercises investment discretion.  The Advisor shall use its judgment in determining the amount of commissions paid are reasonable in relation to the value of brokerage and research services provided and need not place or attempt to place a specific dollar value on such services or on the portion of commission rates reflecting such services. To demonstrate that such determinations were in good faith, and to show the overall reasonableness of commissions paid, the Advisor shall be prepared to show that commissions paid (i) were for purposes contemplated by this agreement; (ii) were for products or services that provide lawful and appropriate assistance to the Advisor’s decision-making process; and (iii) were within a reasonable range as compared to the rates charged by qualified brokers to other institutional investors as such rates may become known from available information.  The Fund recognizes that, on any particular transaction, a higher than usual commission may be paid due to the difficulty of the transaction in question. The Advisor is also authorized to consider sales of shares as a factor in the selection of brokers to execute brokerage and principal transactions, subject to the requirements of “best execution”, as defined above.

4.

Allocation of Expenses

The Advisor agrees that it will furnish the Fund, at the Advisor’s expense, with all office space and facilities, and equipment and clerical personnel necessary for carrying out its duties under this Agreement.  The Advisor will also pay all compensation of all Trustees, officers and employees of the Fund who are affiliated persons of the Advisor. All costs and expenses not expressly assumed by the Advisor under this Agreement shall be paid by the Fund, including, but not limited to

(i)

interest and taxes;

(ii)

brokerage commissions;

(iii)

insurance premiums;

(iv)

compensation and expenses of its Trustees other than those affiliated with the Advisor;

(v)

legal and audit expenses;

(vi)

fees and expenses of the Fund’s custodian, shareholder servicing or transfer agent and accounting services agent;

(vii)

expenses incident to the issuance of its shares, including stock certificates and  issuance of shares on the payment of, or reinvestment of dividends;

(viii)

fees and expenses incident to the registration under Federal or state securities laws of the Fund or its shares;

(ix)

expenses of preparing, printing and mailing reports and notices and proxy material to shareholders of the Fund;

(x)

all other expenses incidental to holding meetings of the Fund’s shareholders;

(xi)

dues  or assessments  of or contributions  to  the  Investment Company Institute or any successor;

(xii)

such nonrecurring expenses as may arise,  including litigation affecting the Fund and the legal obligations which the Fund may have to indemnify its officers and Trustees with respect thereto; and

(xiii)

all expenses which the Fund agrees to bear in any distribution agreement or in any plan adopted by the Fund pursuant to Rule 12b-1 under the Act.

5.

Compensation of the Advisor

(a)

The Fund agrees to pay the Advisor and the Advisor agrees to accept as full  compensation  for all  services  rendered  by the  Advisor hereunder,  and  annual management fee payable monthly and computed on the net asset value of the Fund as of the close of business each business day at the annual rate of 1.0% of such net asset value.

(b)

In the event the expenses of the Fund (including the fees of the Advisor and amortization of organization expenses but excluding interest, taxes, brokerage commission, extraordinary expenses and sales charges and distribution fees) for any fiscal year exceed the limits set by applicable regulation of state securities commission, the Advisor will reduce its fee by the amount of such excess.  Any such reductions are subject to readjustment during the year. The payment of the management fee at the end of any month will be reduced or postponed or, if necessary a refund will be made to the Fund so that at no time will there by any accrued but unpaid liability under this expense limitation.

6.

Duration and Termination

(a)

This Agreement shall go into effect on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect until May 31, 2008 and thereafter from year to year, but only so long as such continuance is specifically approved at least annually by the Fund’s Board of Trustees, including the vote of a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined in the Act) of any such party cast in person at a meeting called by the purpose of voting on such approval, or by vote of the holders of a “majority” (as defined in the Act) of the outstanding voting securities of the Fund and by such a vote of the Trustees.

(b)

This Agreement may be terminated by the Advisor at any time without penalty upon giving the Fund sixty (60) days written notice (which notice may be waived by the Fund), and may be terminated by the Fund at any time without penalty upon giving the Advisor 60 days’ written notice (which notice may be waived by the Advisor), provided that such termination by the Fund shall be directed or approved by the vote of a majority of all its Trustees in office at the time or by the vote of the holders of a majority (as defined in the Act) of the voting securities of the Fund at the time outstanding and entitled to vote.  This Agreement shall automatically terminate in the event of its assignment (as defined in the Act).

7.

Agreement Binding Only on Fund Property

The Advisor understands that the obligations of this Agreement are not binding upon any shareholder of the Fund personally, but bind only the Fund’s property; the Advisor represents that it has notice of the provisions of the Fund’s Declaration of Trust disclaiming shareholder liability for acts or obligations of the Fund.

[Signatures on Following Page]

US2000 9958005.2

IN WITNESS WHEREOF, the parties hereto have caused the forgoing instrument to be executed by duly authorized persons and their seals to be hereunto affixed, all as of the day and year first above written.

CORNERCAP SMALL-CAP VALUE FUND

By:

/s/ Thomas E. Quinn

Name:   Thomas E. Quinn

Title:     President

CORNERCAP INVESTMENT

COUNSEL, INC.

By:

/s/ Thomas E. Quinn

Name:   Thomas E. Quinn

Title:     CEO

US2000 9958005.2